AMENDMENT TO CUSTODY AGREEMENT

THIS AMENDMENT TO THE CUSTODY AGREEMENT is made as of September 16, 2010, by and between each fund listed on Exhibit A hereto (each the “Fund”) and The Bank of New York Mellon, formerly known as, The Bank of New York, a New York corporation authorized to do a banking business, having its principal place of business at One Wall Street, New York, New York 10286 (hereinafter called the “Bank”) shall be as follows:

W I T N E S S E T H:

WHEREAS, the Fund and The Bank are parties to a Custody Agreement dated as of April 26, 2001 (the “Custody Agreement”), pursuant to which The Bank serves as the custodian for the Fund’s portfolio; and

WHEREAS, the Fund and The Bank desires to amend the Custody Agreement to render such custodial services to the Fund; and

WHEREAS, the Custody Agreement, as expressly amended hereby, shall continue in full force and effect.

NOW, THEREFORE, the parties hereby amend Exhibit A of the Custody Agreement to read in its entirety as follows:

IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO CUSTODY AGREEMENT as of the day and year first above written.

ON BEHALF OF EACH OF THE FUNDS LISTED ON EXHIBIT A

By:	/s/ Richard De Sanctis
Name: Richard De Sanctis
Title: Vice President

THE BANK OF NEW YORK MELLON

By:	/s/ Peter D. Holland
Name: Peter D. Holland
Title: Managing Director

Exhibit A

Fund Address	Tax ID	SIC(1)

California Daily Tax Free Income Fund, Inc. 1411 Broadway, 28th Floor, NY, NY 10018	13-3378458	MD

Daily Income Fund

Money Market Portfolio 1411 Broadway, 28th Floor, NY, NY 10018	13-3758369	MA BT(2)

U.S. Treasury Portfolio 1411 Broadway, 28th Floor, NY, NY 10018	13-3823514	MA BT(2)

Government Portfolio 1411 Broadway, 28th Floor, NY, NY 10018	20-5540434	MA BT(2)

Municipal Portfolio 1411 Broadway, 28th Floor, NY, NY 10018	20-5540482	MA BT(2)

RNT Natixis Liquid Prime Portfolio 1411 Broadway, 28th Floor, NY, NY 10018	27-365703	MA BT(2)

New York Daily Tax Free Income Fund, Inc. 1411 Broadway, 28th Floor, NY, NY 10018	13-3211746	MD

Tax Exempt Proceeds Fund, Inc. 1411 Broadway, 28th Floor, NY, NY 10018	13-3502852	MD

OFFSHORE FUNDS:

U.S. Dollar Floating Rate Fund, Ltd. 87 Mary Street, George Town, Grand Cayman KY1-9002 British West Indies	N/A	BVI Corp.

Daily Dollar International, Ltd. Islands Exempted Company 87 Mary Street, George Town, Grand Cayman KY1-9002 British West Indies formerly Daily Dollar International, Ltd., II)	N/A	Cayman

[1]	SIC: State of Incorporation
[2]	MA BT: Massachusetts Business Trust